Exhibit 99.1

FOR IMMEDIATE RELEASE

American Vanguard Announces Changes to Its Board

Debra Edwards Retires; Carmen Tiu Joins with Extensive Risk and Regulatory Expertise

Release Date: 12-12-2024

NEWPORT BEACH, California – American Vanguard® Corporation (AVD), a leading manufacturer and marketer of innovative solutions for the agriculture industry in the areas of crop protection and nutrition, turf and ornamental management, and commercial pest control (the “Company”), announced that Debra Edwards is retiring from the board of directors and has therefore resigned. Ms. Edwards has been on the Board since 2011, having served as Chair of the Compensation Committee, as well as on the Risk and Finance Committees. Ms. Edwards commented, “I have enjoyed my time on the Board of American Vanguard and I’ve learned so much. I believe this is an exciting time for the Company and I look forward to monitoring its progress under newly appointed CEO, Dak Kaye.”

Scott D. Baskin, Lead Director of the Board, stated, “We thank Debra for her distinguished service on our board over the past 13 years. Her knowledge of regulatory matters was invaluable, and we’re grateful to have had someone of her caliber serving on our Compensation, Finance and Risk Committees. We will miss Debra – the person – as well as the knowledge and counsel she provided.”

To fill the vacancy left by Ms. Edwards’ retirement, the Board appointed Carmen Tiu, effective December 11, 2024. Ms. Tiu will serve on the Risk and Finance Committees. She has extensive experience in the agriculture industry, having joined Dow AgroSciences in 1987 and served at its successor company Corteva AgroSciences in roles of increasing responsibility until earlier this year, primarily in regulatory strategy, food standards, risk, and government affairs.

Mr. Baskin continued, “We are excited to have Carmen join our board. Her deep technical knowledge, evidenced by 30+ scientific publications, 70+ scientific reports and hundreds of regulatory submissions, will bring further knowledge to Board discussions. Also, given her business background, we expect her to bring valuable expertise in the area of strategic business initiatives, such as transformation. We look forward to working with Carmen to help American Vanguard grow to new heights.”

About American Vanguard Corporation

American Vanguard Corporation (AVD) is a diversified specialty and agriculture products company that develops and markets products for crop protection and management, turf and ornamentals management, and public and animal health. Over the past 20 years, through product and business acquisitions, the Company has expanded its operations into 21 countries and now has more than 1,000 product registrations in 56 nations, worldwide. To learn more about the Company, please reference www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact	Investor Representative
American Vanguard Corporation	Alpha IR Group
Anthony Young, Director of Investor Relations	Robert Winters
anthonyy@amvac.com	Robert.winters@alpha-ir.com
(949) 221-6119	(929) 266-6315